Filed Pursuant to Rule 424(b)(4)
                                  Registration Nos. 333-40495 and 333-40495-01





          PROSPECTUS SUPPLEMENT
          To Prospectus dated January 9, 1998

                            -----------------------------

                  2,645,000 6 3/4% EXCHANGEABLE PREFERRED SECURITIES
                             MANDATORILY REDEEMABLE 2009
                   (LIQUIDATION AMOUNT $50 PER PREFERRED SECURITY)

                                   ICG FUNDING, LLC


                     GUARANTEED TO THE EXTENT SET FORTH HEREIN BY
                       AND EXCHANGEABLE INTO THE COMMON STOCK,
                                  $.01 PAR VALUE, OF

                               ICG COMMUNICATIONS, INC.


                          200,000 SHARES OF COMMON STOCK OF
                               ICG COMMUNICATIONS, INC.

                           -------------------------------


               This Prospectus Supplement relates to the resale by the holders thereof of the 6 3/4% Exchangeable Limited Liability Company Preferred Securities (the "Preferred Securities"), liquidation amount $50 per Preferred Security, which represent preferred undivided beneficial interests in the assets of ICG Funding, LLC, a limited liability company formed under the laws of the State of Delaware ("Funding"), and the shares of common stock, par value $.01 per share (the "Common Stock"), of ICG Communications, Inc., a Delaware corporation ("ICG" and, together with its subsidiaries, "ICG" or the "Company"), issuable upon exchange of the Preferred Securities. This Prospectus Supplement also relates to the resale by Funding of up to 200,000 shares of Common Stock.

               This Prospectus Supplement supplements and amends the names of and information relating to the Selling Holders contained on page 37 under the caption "Selling Preferred Securityholders" in the Prospectus.


            SEE "RISK FACTORS" BEGINNING ON PAGE 12 OF THE PROSPECTUS FOR
                              INFORMATION THAT SHOULD BE
                         CONSIDERED BY PROSPECTIVE INVESTORS.

              THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
     THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
         COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
              ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                THE DATE OF THIS PROSPECTUS SUPPLEMENT IS MAY 7, 1998

               The following information updates and replaces in its entirety the information contained under the caption "Selling Preferred Securityholders" on page 37 of the Prospectus:

          SELLING PREFERRED SECURITYHOLDERS

               The Selling Holders may from time to time offer and sell pursuant to this Prospectus any or all of the Preferred Securities and shares of Common Stock issued upon exchange thereof. The term "Selling Preferred Securityholder" includes the holders listed below and the beneficial owners of the Preferred Securities and their transferees, pledgees, donees or other successors.

               The following table sets forth information with respect to the Selling Preferred Securityholders of the Preferred Securities and the respective number of Preferred Securities beneficially owned by each Selling Preferred Securityholder that may be offered pursuant to this Prospectus. Such information has been obtained from the Selling Preferred Securityholders.


                                                                Number of
                                                                Preferred
          Selling Preferred Securityholders                     Securities
          ---------------------------------                     ----------
          Allstate Insurance Company                                40,000
          Bear, Stearns & Co. Inc. (formerly listed under the
             name "Bear Stearns Securities Corp.")                 263,000
          BNP Arbitrage SNC                                         15,000
          Capital Markets Transactions, Inc.                       125,000
          Christian Science Trustees for Gifts and Endowments        2,600
          Chrysler Corporation Master Retirement Trust              44,500
          Declaration of Trust for the Defined Benefit Plan of
             ICI American Holdings Inc.                             10,800
          Declaration of Trust for the Defined Benefit Plan of
             ZENECA Holdings, Inc.                                   7,400
          Delaware State Employees Retirement Fund                  35,400
          Delta Air Lines Master Trust                              34,800
          Deutsche Bank A.G. (1)                                   185,000
          Deutsche Morgan Grenfell Inc. (1)                         87,500
          Donaldson, Lufkin, & Jenrette Securities Corp.            33,400
          First Church of Christ Scientist-Endowment                 2,600
          General Motors Employees Domestic Group Trust            121,450
          GPZ Trading                                               33,000
          Highbridge Capital Corporation                           120,000
          Hillside Capital Incorporated Corporate Account            3,000
          LB Series Fund, Inc., High Yield Portfolio               150,000
          Lutheran Brotherhood High Yield Fund, a Series of the
             Lutheran Brotherhood Family of Funds                  100,000
          Merrill Lynch Pierce Fenner & Smith, Inc.                 59,000
          MFS Convertible Securities Fund                              100
          MFS Total Return Fund                                     24,900
          Millennium Trading Co., L.P.                              20,000
          Natwest Securities Limited                                15,000
          Northwestern Mutual Life Insurance Company (2)            20,000
          OCM Convertible Limited Partnership                        2,500
          OCM Convertible Trust                                     63,700
          Paloma Securities L.L.C.                                 145,000
          Q Investments, L.P.                                       71,250
          R2 Investments, LDC                                       80,000
          Raytheon Company Master Pension Trust (formerly listed
             under the name "Hughes Aircraft Company Master
             Retirement Trust")                                     23,600
          SBC Warburg Dillon Read Inc.                              24,000
          Sound Shore Partners, L.P.                                90,550

                                                                Number of
                                                                Preferred
          Selling Preferred Securityholders                     Securities
          ---------------------------------                     ----------
          State of Connecticut Combined Investment Funds            54,900
          State Employees' Retirement Fund of the State of
             Delaware                                               15,200
          Summer Hill Global Partners, L.P.                            800
          The J.W. McConnell Family Foundation                       6,550
          Thermo Electron Balanced Investment Fund                   9,400
          Transamerica Life Insurance & Annuity                     40,000
          Triton Capital Investments, Ltd.                          51,000
          Vanguard Convertible Securities Fund, Inc.                39,300
          WG Trading Company Limited Partnership                    17,000
                                                                 ---------
                                                         TOTAL   2,288,200

          --------------------
          (1) Deutsche Morgan Grenfell Inc. and Deutsche Bank A.G. and their affiliated companies and/or individuals may, from time to time, own, have positions in, or options in ICG securities and may also perform advisory services, and/or lending or other credit relationships with ICG. Specifically, Deutsche Morgan Grenfell Inc. was a co-manager in the offering of the Preferred Securities.

          (2) In the ordinary course of business, Northwestern Mutual Investment Services, Inc., Robert W. Baird & Co. Incorporated, Baird/Mark Capital Group, and MGIC Mortgage Securities Corporation, each of which is a broker-dealer and affiliated with The Northwestern Mutual Life Insurance Company, may, from time to time, have acquired or disposed of, or may in the future acquire or dispose of, securities of ICG, Funding or their affiliates, for such broker-dealers' own accounts or for the accounts of others. Other affiliates of The Northwestern Mutual Life Insurance Company may, in the ordinary course of business, effect transactions in the securities of ICG, Funding or their affiliates. The Northwestern Mutual Life Insurance Company and its affiliates may, in the ordinary course of business, take part in transactions involving the real property of ICG Communications, Inc., ICG Funding, LLC or their affiliates.




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